Exhibit 99.28(g)(xxiii)

AMENDMENT
TO THE

GLOBAL CUSTODIAL SERVICES AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Global Custody Services Agreement dated as of March 16, 2005 (as amended and supplemented herein and from time to time, the “Custody Agreement”) by and between Old Westbury Funds, Inc., (“Client”), and Citibank, N.A. acting through its offices in New York (the “Custodian”, together with the Client the “Parties”). This Amendment shall be effective as of June 8, 2021 (the “Effective Date”)

RECITALS

WHEREAS, the Parties wish to add a new Portfolio to Schedule A of the Custody Agreement.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the sufficiency of which is hereby acknowledged by the Parties, the Parties hereto agree as follows:

1.	Old Westbury Large Cap Strategies Fund is hereby added to Schedule A of the Custody Agreement.

2.	With respect to the Old Westbury Large Cap Strategies Fund, only assets in the portion of such fund that is managed by Baillie Gifford shall be “Securities” hereunder and under the Custody Agreement.

3.	This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the jurisdiction in which the Custodian is located and performs its services or obligations under the terms of the Custody Agreement. The courts of the jurisdiction in which the Custodian is located and performs its obligations under the Custody Agreement (including any appropriate sub-jurisdiction) shall have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Amendment and the Parties irrevocably commit to the jurisdiction of such courts.

4.	This Amendment supplements and amends the Custody Agreement. Except as provided in this Amendment, the provisions of the Custody Agreement remain in full force and effect. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Custody Agreement or any provisions of the Custody Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

5.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

6.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

[SIGNATUREPAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the Effective Date.

CITIBANK, N.A.		OLD WESTBURY FUNDS, INC.

By:	/s/ Michele Pitts	By:	/s/ David Rossmiller

David Rossmiller
Name:	Michele Pitts	Name:

Title:	Vice President	Title:	President